EXHIBIT 99.1
Orbitz Worldwide, Inc. Reports Third Quarter 2008 Results
▪	Gross bookings in the third quarter of 2008 increased four percent to $2.7 billion as international gross bookings grew 16 percent to $421 million.

▪	Net revenue for the third quarter of 2008 increased nine percent to $240 million.

▪	The company recorded a non-cash charge for impairment of goodwill and intangible assets of $297 million, resulting in a net loss for the third quarter of 2008 of $287 million.

▪	Adjusted EBITDA for the third quarter of 2008 was $43 million.
Chicago, November 10, 2008 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter ended September 30, 2008. Net revenue increased nine percent to $240 million for the third quarter of 2008, up from $221 million for the third quarter of 2007. The company reported a net loss in the third quarter of 2008 of $287 million or $3.44 per share, compared to a net loss of $32 million in the third quarter of 2007. The net loss in the third quarter of 2008 was due to a non-cash charge for impairment of goodwill and intangible assets of $297 million or $3.56 per share. Adjusted EBITDA for the third quarter of 2008 was $43 million, equal to the third quarter of 2007.
“Our 2008 initiatives to reignite growth succeeded and resulted in good growth in net revenue, and we would have earned a net profit for the quarter before the impairment charge,” said Steven Barnhart, CEO and president of Orbitz Worldwide. “Our plan for the year called for accelerating growth in the second half of the year. We delivered on that commitment in the third quarter despite a deteriorating macro-economic environment, as customers increasingly recognize the value of Orbitz Price AssuranceSM and choose to book at Orbitz.com. In addition, we continued to post solid improvement in our hotel, car and dynamic packaging revenues and continued our rapid growth in advertising and insurance revenues.
“The economic and industry outlook for the fourth quarter has deteriorated markedly over the past six weeks,” continued Barnhart. “Our businesses performed solidly in the third quarter despite the cutbacks in U.S. airline capacity. However, beginning in October, we have experienced a slowdown in all of our businesses around the world. Although we are continuing to implement initiatives to grow our business, we do not expect to be able to offset the slowdown in the global economy. Therefore, we expect growth in gross bookings and revenue to fall below our long-term target range of nine to twelve percent in the fourth quarter of 2008 and in 2009. In response to these industry trends, we are currently re-evaluating all of our operating costs in light of lower demand. Further, we expect to reduce our U.S. workforce by approximately 10 percent by the end of 2008, generating approximately $20 million in annualized savings in labor costs. Reducing staff is always a difficult decision, but we believe our proactive steps to reduce headcount, other operating expenses and capital expenditures will position Orbitz to compete aggressively in the weaker travel environment in 2009.”
For the first nine months of 2008, net revenue increased four percent to $690 million, up from $662 million for the first nine months of 2007. The company reported a net loss in the first nine months of 2008 of $307 million or $3.69 per share, compared to a net loss of $74 million in the first nine months of 2007. The net loss in the first nine months of 2008 includes a non-cash charge for impairment of goodwill and other intangible assets of $297 million recorded in the third quarter. Adjusted EBITDA for the first nine months of 2008 was $101 million, down six percent from 2007 levels.

The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to the GAAP financial measures that Orbitz Worldwide considers to be the most comparable.
Third Quarter Financial Highlights
Gross Bookings and Net Revenue
For the third quarter of 2008, Orbitz Worldwide’s gross bookings were $2.7 billion, up four percent from the third quarter of 2007. International gross bookings were $421 million, an increase of 16 percent (13 percent after adjusting for the impact of foreign currency fluctuations). The growth in international gross bookings was driven by both volume and higher prices. Gross bookings at ebookers increased 26 percent to $327 million in the quarter, driven by strength in air and dynamic packaging. HotelClub reported a decrease in gross bookings of nine percent to $94 million. These comparisons exclude the results of Travelbag, the U.K. offline travel company sold in July 2007.
Domestic gross bookings increased two percent for the third quarter of 2008 to $2.3 billion. Gross bookings for air were up slightly due to higher ticket prices. Dynamic packaging was the primary driver of growth in non-air gross bookings. Worldwide gross bookings for the air business improved three percent to $2.0 billion, and worldwide gross bookings for the non-air and other businesses increased eight percent to $767 million.
Net revenue for the third quarter of 2008 was $240 million, an increase of nine percent from $221 million in the third quarter of 2007.
▪	Air net revenue was $87 million for the third quarter of 2008, down $5 million or five percent from $92 million in the third quarter of 2007. The primary factor was a decline in domestic volume, including the impact of capacity reductions by airlines in response to rapidly escalating fuel prices. International air net revenue increased nominally.

▪	Non-air and other net revenue, which consists primarily of hotel, car, dynamic packaging, advertising and insurance revenue, was $153 million for the third quarter of 2008, up 19 percent from $129 million for the third quarter of 2007. Domestic non-air and other net revenue increased 18 percent, with dynamic packaging and hotel bookings driving the growth. Advertising and insurance net revenue showed substantial percentage gains. International non-air and other net revenue increased 20 percent, as ebookers achieved strong growth in dynamic packaging and hotel net revenue, as well as large gains in advertising revenue. HotelClub’s net revenue was essentially flat.

▪	Domestic net revenue was $187 million for the third quarter of 2008, an improvement of seven percent from domestic net revenue of $175 million in the third quarter of 2007. International net revenue was $53 million for the third quarter of 2008, an increase of 15 percent from $46 million for the third quarter of 2007.
In an effort to improve comparability between years, the company has posted on its website (http://orbitz-ir.com) a chart that adjusts net revenue for purchase accounting impacts, the sale of the offline U.K. travel business and currency fluctuations.
Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.

Expenses
Orbitz Worldwide’s cost of revenue was $41 million (17 percent of net revenue) in the third quarter of 2008, compared to $36 million (16 percent of net revenue) in the third quarter of 2007. The largest contributor to the increase is higher affiliate commissions resulting from growth in the company’s white-label business. In addition, credit card expense increased due to growth in the company's merchant hotel and packaging businesses in the U.S. and Europe.
Marketing expense in the third quarter of 2008 was $86 million, an increase of ten percent from $78 million in the third quarter of 2007. This increase reflects both higher spending for U.S. online advertising and a shift in U.S. offline marketing expenditures from the second quarter to the third quarter to support the launch of Orbitz Price Assurance. International marketing expenditures decreased.
Selling, general and administrative (SG&A) expense increased six percent in the third quarter of 2008 to $75 million from $71 million in the same period of 2007. An increase in wages and benefits expense was offset in part by higher capitalization of labor costs associated with software development.
Impairment and Severance Charges
In accordance with Statement on Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and in connection with the preparation of its third-quarter financial statements, the company performed an analysis of the carrying value of the goodwill and intangible assets on the company’s balance sheet. As a result of this analysis, the company recorded a non-cash charge of $297 million or $3.56 per share to impair the value of its goodwill and intangible assets in the third quarter of 2008. This non-cash charge has no impact on the company’s cash position, credit agreement or covenant calculations under that credit agreement.
In the fourth quarter of 2008, the company expects that it will incur severance and related charges estimated to be $2 million to $3 million related to the approximately ten-percent reduction in its U.S. workforce announced today. The company expects to realize approximately $20 million of cost savings on an annualized basis from this workforce reduction and additional savings from reducing other operating expenses.
Interest and Capital Expenditures
Orbitz Worldwide incurred net interest expense of $16 million in the third quarter of 2008, compared to $19 million in the third quarter of 2007. Cash interest payments (net of capitalized interest) were $35 million for the third quarter 2008 versus $55 million in the third quarter of 2007.
In September 2008, the company entered into a two-year interest rate swap that converted an additional $100 million of its $594 million term loan from a variable to a fixed interest rate of 5.98 percent inclusive of the 300-basis-point borrowing spread. At September 30, $500 million of the total term loan was on a fixed interest rate basis and the loan carried an average interest rate of 7.29 percent.
Capital spending for the third quarter of 2008 was $16 million, an increase of $6 million from capital expenditures of $10 million in the third quarter of 2007.
Net Loss
The net loss for the third quarter of 2008 was $287 million or $3.44 per share, compared to a net loss of $32 million in the third quarter of 2007. The loss in the third quarter of 2008 includes a non-cash charge for impairment of goodwill and intangible assets of $297 million or $3.56 per share. In the third quarter of 2007, Orbitz Worldwide recognized a $32 million non-cash charge related to a valuation allowance that was recorded against a deferred tax asset related to ebookers’ U.K. operations.

Adjusted EBITDA
Adjusted EBITDA was $43 million in the third quarter of 2008, equal to the third quarter of 2007. Additional details can be found in Appendix A attached to this press release.
Other Highlights through October
•	Orbitz Price Assurance was fully implemented on June 20. This is an innovative and proprietary functionality that assures customers that if the price drops for a plane ticket booked on Orbitz.com and another customer subsequently books the same airline ticket on Orbitz.com for less, Orbitz will automatically send travelers a cash refund for the difference.

•	The advertising campaign supporting Orbitz Price Assurance was launched July 6, 2008.

•	ebookers continued to migrate sites onto the new global platform, with the migration of the Netherlands and Austria in July and Germany, Switzerland and Spain in October. The company expects to launch all ebookers sites on the new global platform in 2008.

•	Orbitz.com added contextual text advertising to some pages in order to further monetize traffic on the site.

•	The company signed a distribution agreement with the Sofitel hotel brand that makes over 100 properties, primarily throughout Europe and Asia-Pacific but also in the Americas, available for booking on our sites worldwide.

•	The company also signed a distribution agreement with Swiss Quality Hotels International, a collection of more than 84 properties in 52 world-famous cities, including resorts in Switzerland, Germany, Austria and Italy.

•	Orbitz won a 2008 Extra Mile Award from Arthur Frommer’s Budget Travel Magazine for its innovative use of social media and mobile technology to bring travelers vital up-to-the-minute travel information through OrbitzTLCTM Traveler Update.

•	The company unveiled an enhanced website for Away.com that provides comprehensive trip planning tools, more robust content and easier search navigation for customers while offering advertisers access to a sophisticated group of travel enthusiasts.

•	HotelClub launched Russian as a language on HotelClub.com and RatesToGo.com.

•	ebookers launched a new industry-leading technology platform that supports websites through which customers pay for travel with points instead of cash. The first sites to use the new platform support the Royal Bank of Scotland’s (RBS) Loyalty Redemption points program.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its third quarter results at 5:00 p.m. EST (4:00 p.m. CST) on Monday, November 10. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of at least 30 days after the conference call, and an MP3 file of the call will also be available on the site. A transcript of the call will be posted under Webcasts & Presentations at http://orbitz-ir.com.
About Orbitz Worldwide
Orbitz Worldwide (corp.orbitz.com) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products offered by over 75,000 suppliers worldwide. Orbitz Worldwide owns and operates a portfolio of consumer brands. In the U.S., those brands include Orbitz (www.orbitz.com) and CheapTickets (www.cheaptickets.com), a leading online site for discounted leisure travel products. Orbitz Worldwide’s international brands include ebookers (www.ebookers.com), a leading full-service online travel company in Europe, serving customers through 13 country-specific websites; HotelClub (www.hotelclub.com), a global accommodation specialist website offering hotels in approximately 120 countries; and RatesToGo (www.ratestogo.com), which offers last-minute hotel reservations worldwide. The Away Network (www.away.com) specializes in providing travel content for travelers seeking unique experiences and activities. Orbitz for Business (www.orbitzforbusiness.com) is a full-service managed business travel program offering a portfolio of business travel products for small to large companies. Orbitz Worldwide is listed on the New York Stock Exchange (NYSE: OWW).
Forward-Looking Statements
This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on August 28, 2008, and is available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 10, 2008, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.
About Basis of Presentation
Prior to an intercompany restructuring (the “Reorganization”) that was completed on July 18, 2007, the Company’s businesses were operated by Travelport as a part of its broader corporate organization, rather than as a separate consolidated entity. The legal entity Orbitz Worldwide, Inc. was formed in connection with the Reorganization and as a result, prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information has not been presented for historical periods prior to the Reorganization.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:

Brian Hoyt	Shannon Burns
312.894.6890	312.260.2550
bhoyt@orbitz.com	shannon.burns@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue	$240	$221	$690	$662
Cost and expenses
Cost of revenue	41	36	130	116
Selling, general and administrative	75	71	224	232
Marketing	86	78	252	245
Depreciation and amortization	17	17	49	42
Impairment of goodwill and intangible assets	297	—	297	—

Total operating expenses	516	202	952	635

Operating (loss) income	(276)	19	(262)	27

Other (expense)
Interest expense, net	(16)	(19)	(47)	(66)

Total other (expense)	(16)	(19)	(47)	(66)

Loss before income taxes	(292)	—	(309)	(39)
(Benefit) provision for income taxes	(5)	32	(2)	35

Net loss	$(287)	$(32)	$(307)	$(74)

		Period from		Period from
	Three Months Ended	July 18, 2007 to	Nine Months Ended	July 18, 2007 to
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net loss	$(287)	$(31)	$(307)	$(31)

Net loss per share—basic and diluted:
Net loss per share	$(3.44)	$(0.38)	$(3.69)	$(0.38)

Weighted average shares outstanding	83,413,369	79,807,770	83,273,050	79,807,770

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$103	$25
Accounts receivable (net of allowance for doubtful accounts of $1 and $2, respectively)	69	60
Prepaid expenses	18	16
Security deposits	—	8
Deferred income taxes, current	11	3
Due from Travelport, net	13	—
Other current assets	10	9

Total current assets	224	121
Property and equipment, net	189	184
Goodwill	956	1,181
Trademarks and trade names	236	313
Other intangible assets, net	40	68
Deferred income taxes, non-current	12	12
Other non-current assets	49	46

Total Assets	$1,706	$1,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$42	$37
Accrued merchant payable	263	218
Accrued expenses	122	121
Deferred income	38	28
Due to Travelport, net	—	8
Term loan, current	6	6
Other current liabilities	12	4

Total current liabilities	483	422
Term loan, non-current	588	593
Line of credit	26	1
Tax sharing liability	123	114
Unfavorable contracts	14	17
Other non-current liabilities	36	40

Total Liabilities	1,270	1,187

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,284,999 and 83,107,909 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 17,731 and 8,852 shares held, respectively	—	—
Additional paid in capital	905	894
Accumulated deficit	(458)	(151)
Accumulated other comprehensive (loss) (net of accumulated tax benefit of $2 and $2, respectively)	(12)	(6)

Total Shareholders’ Equity:	436	738

Total Liabilities and Shareholders’ Equity	$1,706	$1,925

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2008	2007
Operating activities:
Net loss	$(307)	$(74)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49	42
Impairment of goodwill and intangible assets	297	—
Non-cash revenue	(2)	(7)
Non-cash interest expense	14	8
Deferred income taxes	(3)	34
Stock compensation	12	4
Provision for bad debts	—	3
Changes in assets and liabilities:
Accounts receivable	(8)	(24)
Deferred income	13	12
Due to/from Travelport, net	(18)	—
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	72	82
Other	2	(15)

Net cash provided by operating activities	121	65

Investing activities:
Property and equipment additions	(42)	(36)
Proceeds from the sale of business, net of cash assumed by buyer	—	(31)

Net cash (used in) investing activities	(42)	(67)

Financing activities:
Proceeds from initial public offering, net of offering costs	—	477
Proceeds from issuance of debt, net of issuance costs	—	595
Repayment of note payable to Travelport	—	(860)
Dividend to Travelport	—	(109)
Payment for settlement of intercompany balances with Travelport	—	(17)
Capital contributions from Travelport	—	25
Capital lease and debt payments	(6)	(1)
Advances to Travelport	—	(85)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(1)	—
Payments on tax sharing liability	(17)	—
Proceeds from line of credit	54	—
Payments on line of credit	(30)	—

Net cash provided by financing activities	—	25

Effects of changes in exchange rates on cash and cash equivalents	(1)	3

Net increase in cash and cash equivalents	78	26
Cash and cash equivalents at beginning of period	25	18

Cash and cash equivalents at end of period	$103	$44

Supplemental disclosure of cash flow information:
Income tax (refunds) payments, net	$(3)	$8
Cash interest payments, net of capitalized interest of almost nil and $3, respectively	$35	$55
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2	$2
Non-cash financing activity:
Non-cash capital contributions and distributions to Travelport	—	$(814)

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net loss plus: net interest expense, (benefit) provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.
EBITDA and adjusted EBITDA, as presented for the three months and nine months ended September 30, 2008 and 2007, are not defined under GAAP, and do not purport to be an alternative to net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
Orbitz Worldwide uses and believes investors benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because they provide the Company and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. Orbitz Worldwide believes that EBITDA and adjusted EBITDA are useful to investors and other external users of the Company’s financial statements in evaluating the Company’s operating performance and cash flow because:
•	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•	Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.
Orbitz Worldwide’s management uses adjusted EBITDA:
•	As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•	As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•	As a performance evaluation metric off which to base executive and employee incentive compensation programs.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2008	2007	2008	2007
Net loss	$(287)	$(32)	$(307)	$(74)
Interest expense, net	16	19	47	66
(Benefit) provision for income taxes	(5)	32	(2)	35
Depreciation and amortization	17	17	49	42

EBITDA	$(259)	$36	$(213)	$69

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2008	2007	2008	2007
EBITDA	$(259)	$36	$(213)	$69
Impairment of goodwill and intangible assets (a)	297	—	297	—
Purchase accounting adjustments (b)	—	—	—	6
Corporate allocations and other direct corporate costs (c)	—	1	—	7
Global platform expense (d)	—	3	—	7
Stock-based compensation expense (e)	4	1	13	4
Restructuring and moving expense (f)	—	1	—	1
Public company costs (g)	—	(1)	—	(8)
Professional services fees (h)	1	1	3	7
Severance expense (i)	—	—	1	—
Contract exit costs (j)	—	—	—	13
Adjustment to tax sharing liability (k)	—	1	—	1

Adjusted EBITDA (l)	$43	$43	$101	$107

(a)	Represents the non-cash charge recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the three and nine months ended September 30, 2008.

(b)	Represents the purchase accounting adjustments made at the time the Company was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures in August 2006 in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in net revenue and operating income for the nine months ended September 30, 2007.

(c)	Represents corporate allocations and direct costs for services performed on the Company’s behalf by Travelport through the date of the Company’s initial public offering in July 2007 (“IPO”). Following the IPO, the Company now performs these services with either internal or external resources, although it continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (g) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for the three and nine months ended September 30, 2007.

(d)	Represents costs associated with operating two technology platforms simultaneously as the Company invested in its new technology platform. These development and certain duplicative technology expenses are expected to cease in 2008 following the migration of certain of the Company’s operations to the new technology platform.

(e)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company.

(f)	Represents non-recurring costs incurred to relocate the Company’s corporate offices.

(g)	Certain corporate costs were previously incurred on the Company’s behalf by Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for the three and nine months ended September 30, 2007, including costs for services which were previously provided by Travelport and adjusted for in footnote (c) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the three and nine months ended September 30, 2007 includes the Company’s estimate of such costs.

(h)	Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period.

(i)	Represents severance costs for departed Company employees.

(j)	Represents costs to exit an online marketing services agreement.

(k)	Represents an adjustment recorded to properly reflect the fair value of the tax sharing liability following the re-negotiation of the Worldspan contract.

(l)	Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of almost nil and $2 million for the three and nine months ended September 30, 2007, respectively. Also includes EBITDA of Travelbag (an offline U.K. travel business) that the Company sold on July 16, 2007 of almost nil and $(2) million for the three and nine months ended September 30, 2007, respectively. Travelbag had net revenue of $2 million and $15 million and gross bookings of $12 million and $136 million for the three and nine months ended September 30, 2007, respectively. Includes air net revenue of $1 million and $8 million and non-air and other net revenue of $1 million and $7 million of Travelbag for the three and nine months ended September 30, 2007, respectively.

Appendix B
Summary of Selected Operating Metrics (Unaudited)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in millions)	2008	2007	Change	2008	2007	Change
Gross Bookings (a)
Air	$1,967	$1,913	3%	$6,290	$6,204	1%
Non-air / Other	767	712	8%	2,362	2,231	6%

Domestic	2,313	2,262	2%	7,267	7,389	-2%
International	421	363	16%	1,385	1,046	32%

Net Revenue (b)
Air	87	92	-5%	272	294	-7%
Non-air / Other	153	129	19%	418	368	14%

Domestic	187	175	7%	533	526	1%
International	53	46	15%	157	136	15%

Net Loss	(287)	(32)	797%	(307)	(74)	315%

EBITDA	(259)	36	-819%	(213)	69	-409%
Adjustments	302	7	**	314	38	**
Adjusted EBITDA	43	43	0%	101	107	-6%

**	Not meaningful.

(a)	Excludes gross bookings for an offline U.K. travel business (see Note l in Adjusted EBITDA table).

(b)	The net impact of purchase accounting adjustments recorded in the three months ended September 30, 2007, accounted for almost nil of the overall increase in net revenue from the three months ended September 30, 2007 to the three months ended September 30, 2008. The net impact of purchase accounting adjustments recorded in the nine months ended September 30, 2007, accounted for $6 million of the overall increase in net revenue from the nine months ended September 30, 2007 to the nine months ended September 30, 2008. This $6 million of purchase accounting adjustments impacted net revenue recorded from our non-air/other business in the nine months ended September 30, 2007.